Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS FIRST QUARTER 2017 RESULTS

Company reports EPS of $0.96 for the quarter, which included a $0.10 per diluted share gain on the market value increase on the company’s initial equity investment in Bai Brands and a $0.10 per diluted share tax benefit associated with a favorable accounting change related to stock compensation.
Core EPS were $1.01 for the quarter, up 7%, inclusive of the two aforementioned items.
Reported net sales increased 2% in the quarter.
Company raises guidance and now expects full year 2017 Core EPS in the $4.56 to $4.66 range.

Plano, TX, April 26, 2017 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported first quarter 2017 EPS of $0.96, which included a $0.10 per diluted share gain on the market value increase on the company’s initial equity investment in Bai Brands and a $0.10 per diluted share tax benefit associated with a favorable accounting change related to stock compensation. Reported EPS were $0.96 in the prior year period. Core EPS were $1.01 for the quarter, including the two aforementioned items. $0.07 of the $0.10 tax gain was included in the company’s previous guidance, while the $0.10 gain on the market value increase of the investment in Bai was not included in the company’s previous guidance. Core EPS were $0.94 in the prior year period.

DPS President and CEO Larry Young said, “Our teams executed on our strategy of unlocking growth across our priority brands through integrated communication and execution in the quarter. We outperformed the CSD category and grew both dollar and volume share in IRi measured markets. We closed on our acquisition of Bai at the end of January and have been providing them with the resources they need to continue to drive strong growth on the brand. Our allied brand strategy continues to be a solid contributor to growth and our continued development of Rapid Continuous Improvement is making us better everyday.”

For the quarter, sales volumes increased 1%, inclusive of the Bai acquisition. The addition of Bai sales to third party distributors added 0.2% to sales volume growth. Reported net sales increased 2%, including the Bai acquisition, which accounted for about 1 percentage point of the net sales growth. Organic net sales growth was driven by just over one-and-a-half percentage points of favorable mix and price, and an increase in organic volume. Net sales was reduced by over 1 percentage point of unfavorable foreign currency translation and unfavorable segment mix, combined.

Gross profit increased $18 million in the quarter on a favorable $15 million comparison of unrealized commodity mark-to-market gains and $7 million of incremental gross profit from the Bai acquisition, which included the effects of deferring the recognition of $9 million of gross profit on shipments of Bai product still in our inventory at the end of the quarter. Gross profit was also impacted by favorable commodity costs and flow-through from organic net sales growth. Gross profit was reduced by increases in manufacturing costs, in part driven by higher utility costs in Mexico, and unfavorable foreign currency translation and transaction, combined.

Selling, general and administrative expenses (SG&A) increased $75 million in the quarter. The acquisition of Bai added $41 million, including $19 million in transaction expenses and $11 million of marketing investments that included the Bai Super Bowl commercial. SG&A also increased on an unfavorable $18 million comparison of unrealized commodity mark-to-market activity, inflationary increases in certain operating expenses, additional planned investment behind our DSD front-line sales, delivery and merchandising workforce and a $9 million increase in planned marketing investments behind our other priority brands. SG&A benefited from lower management incentive compensation expenses and the favorable comparison to a $4 million arbitration award that was recorded in the prior year.

Other income increased $28 million in the quarter due to the gain on the market value increase on the company’s initial equity investment in Bai.

Income from Operations declined by $28 million, or 9% in the quarter. The results of Bai’s operations, including transaction expenses, contributed $34 million of this decline, partially offset by the $28 million gain on the company’s initial equity investment.

EPS reconciliation	First Quarter
	2017	2016	Percent Change
Reported EPS	$0.96	$0.96	—

Unrealized commodity mark-to-market net gain	(0.02)	(0.02)
Bai transaction and integration expenses	0.07	—

Core EPS	$1.01	$0.94	7
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures, see pages A-5 through A-8 accompanying this release.

Summary of 2017 results	First Quarter
(Percent change)	As Reported	Currency Neutral (Translation)

BCS Volume	1	1
Sales Volume	1	1
Net Sales	2	2
SOP	(10)	(10)
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 1%, with carbonated soft drinks (CSDs) increasing 1% and non-carbonated beverages (NCBs) decreasing 2%. By geography, U.S. and Canada volume was flat, and Mexico and the Caribbean volume increased 3%.

In CSDs, Dr Pepper increased 1% driven by growth in our fountain foodservice business that was partially offset by losses in TEN. Canada Dry grew by 5%, and Schweppes grew by 8%, both on continued growth in the ginger ale and sparkling water categories. Peñafiel increased 5%, and Squirt grew 1%. These increases were partially offset by declines in A&W and 7UP, which both decreased 2%, as slight growth in 7UP in the U.S. was more than offset by declines in the Caribbean. Other CSDs declined 1%. Fountain foodservice volume increased 4% in the quarter.

In NCBs, Snapple declined 6%, primarily due to promotional activity timing, and Mott’s declined 2% as growth in sauce was more than offset by declines in juice. Bai increased 80% on the acquisition and continued growth in our existing distribution, which increased 26% in the quarter. Our growth allied brands, now excluding Bai, grew 33% on strong distribution gains in BODYARMOR, Core and FIJI, as well as on BODYARMOR innovation. Clamato was flat in the quarter and other NCBs declined 9%, led by Hawaiian Punch.

Sales Volume
Sales volumes increased 1% in the quarter.

2017 Segment results	First Quarter
(Percent Change)		As Reported		Currency Neutral (Translation)
	Sales Volume	Net Sales	SOP	Net Sales	SOP

Beverage Concentrates	2	2	(1)	2	(1)
Packaged Beverages	(1)	2	(19)	2	(19)
Latin America Beverages	3	(5)	(27)	6	(20)
Total	1	2	(10)	2	(10)

Beverage Concentrates
Net sales increased 2% in the quarter driven by concentrate price increases taken at the beginning of the year and a 2% increase in concentrate shipments, which were partially offset by higher discounts due to timing, primarily related to our fountain foodservice business. SOP declined 1% on a planned increase in marketing investments of $7 million, which was partially offset by contributions from net sales growth.

Packaged Beverages
Net sales increased 2% in the quarter on favorable product and package mix, mostly due to continued strong growth in our allied brands and growth from the Bai acquisition, partially offset by a decline in our organic volume. SOP decreased 19% as results for the two months of the acquired Bai business, excluding the distribution profits within our distribution system, was a loss of $17 million, including $11 million of marketing investments, principally the Bai Super Bowl commercial, and the effects of deferring the recognition of $9 million of gross profit on shipments of Bai product still in our inventory at the end of the quarter.

Additionally, inflationary increases in certain operating expenses and planned increases behind our DSD front-line workforce were incurred, along with a planned increase in organic marketing investments supporting our other priority brands. SOP was further reduced by adverse mix in our base business, primarily as Snapple volumes declined in the quarter.

Latin America Beverages
Net sales increased 6% in the quarter on a 3% increase in sales volumes and favorable pricing. SOP declined 20% in the quarter as the segment incurred $3 million of higher U.S. dollar denominated input costs, which caused a 20% decline in SOP. SOP was further reduced by increases in manufacturing costs, in part driven by higher utility costs in Mexico, as well as by increases in certain other operating expenses. Collectively these increases more than offset the contributions from net sales growth and a favorable comparison to a $4 million arbitration award that was recorded in the prior year.

Corporate and Other Items
For the quarter, corporate costs totaled $81 million, which included $17 million in Bai acquisition costs and $4 million of unrealized commodity mark-to-market gains. Corporate costs in the prior year period were $64 million, which included $7 million of unrealized commodity mark-to-market gains.

Net interest expense increased $6 million in the quarter, primarily driven by a higher debt balance associated with the Bai acquisition.

For the quarter, the reported effective tax rate was 28.6%, which included an $18 million tax benefit associated with a favorable accounting change related to stock compensation. The effective tax rate in the prior year period was 35.2%.

Cash Flow
For the quarter, the company generated $97 million of cash from operating activities compared to $197 million in the prior year. Cash declined by $100 million including $95 million caused by timing of trade and income tax payments. Capital spending totaled $16 million compared to $27 million in the prior year period. The company returned $125 million to shareholders in the form of stock repurchases ($28 million) and dividends ($97 million).

2017 Full Year Guidance includes the following items:

•	Organic volume growth is now expected to be just over 1%; total volume growth is expected to be approximately 2%, inclusive of the Bai acquisition, which closed on January 31, 2017.

•
Net sales growth is now expected to be about 4%, including approximately 1 percentage point of negative foreign currency translation and also includes the Bai acquisition, which is now expected to add approximately 2 percentage points to growth.

•	The impact of the Bai acquisition is now expected to be only $0.02 dilutive to Core EPS, inclusive of the $0.10 gain recorded in the first quarter.

•	Collectively, foreign currency translation and transaction are now expected to reduce Core EPS by $0.07, primarily driven by the Mexican peso.

•	We continue to expect an uncertain economic and consumer environment in Mexico that reduces our 2017 Core EPS expectation by $0.04.

•	Excluding the Bai acquisition, we continue to expect packaging and ingredient costs to be inflationary by approximately 0.5% on a constant volume/mix basis.

•	The company now expects to invest an incremental $10 million in marketing investments above its previous guidance.

•	The company now expects its full year core tax rate to be approximately 34%.

•	The company continues to expect to repurchase shares of its common stock of $450 million to $500 million.

•	The company continues to expect capital spending to be approximately 3% of net sales.

•	Taking the above items into consideration, the company now expects 2017 Core EPS in the $4.56 to $4.66 range.

Non-GAAP Financial Measures
This Press Release may contain certain forward-looking non-GAAP financial measures, as defined in Regulation G, relating to forward-looking results. We have not provided a reconciliation of the forward-looking non-GAAP financial measures included therein to the closest equivalent GAAP financial measure because, due primarily to variability and difficulty in making accurate forecasts and projection, not all of the information necessary to forecast and quantify the exact amount of the items excluded from the non-GAAP financial measures that will be included in the closest equivalent GAAP financial measure was or is available to us without unreasonable efforts.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the first quarter comprising January, February and March.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Organic: Represents the incremental impact to our results from our pre-existing business prior to the acquisition of Bai.

Bai acquisition or acquisition of Bai: Refers to our acquisition of the Bai Brands business by DPS, which was consummated on January 31, 2017.  In part because we were an investor in Bai Brands and were their largest distributor, there were many financial aspects of the acquisition, which impacted our financial statements and our accounting for the transaction as explained in this Press Release.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity and interest rate derivative positions not designated as hedges in accordance with U.S. GAAP. As the underlying commodity is delivered, the realized gains and losses associated with commodity derivatives are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity and interest rate derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and segment operating profit, as adjusted to currency neutral: Net sales and segment operating profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 9 a.m. (CDT) today, the company will host a conference call with investors to discuss first quarter results and the outlook for 2017. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-8 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2017 and 2016
(Unaudited, in millions, except per share data)

	For the
	Three Months Ended
	March 31,
	2017	2016
Net sales	$1,510	$1,487
Cost of sales	607	602
Gross profit	903	885
Selling, general and administrative expenses	621	546
Depreciation and amortization	25	26
Other operating income, net	(28)	—
Income from operations	285	313
Interest expense	40	33
Interest income	(1)	—
Other income, net	(2)	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	248	281
Provision for income taxes	71	99
Income before equity in earnings of unconsolidated subsidiaries	177	182
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—
Net income	$177	$182
Earnings per common share:
Basic	$0.97	$0.97
Diluted	0.96	0.96
Weighted average common shares outstanding:
Basic	183.4	187.6
Diluted	184.6	189.0

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2017 and December 31, 2016
(Unaudited, in millions, except share and per share data)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$73	$1,787
Restricted cash and restricted cash equivalents	87	—
Accounts receivable:
Trade, net	606	595
Other	55	51
Inventories	246	202
Prepaid expenses and other current assets	180	101
Total current assets	1,247	2,736
Property, plant and equipment, net	1,125	1,138
Investments in unconsolidated subsidiaries	23	23
Goodwill	3,560	2,993
Other intangible assets, net	3,784	2,656
Other non-current assets	206	183
Non-current deferred tax assets	63	62
Total assets	$10,008	$9,791
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$353	$303
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	10	10
Income taxes payable	24	4
Other current liabilities	696	670
Total current liabilities	1,147	1,051
Long-term obligations	4,467	4,468
Non-current deferred tax liabilities	842	812
Non-current deferred revenue	1,101	1,117
Other non-current liabilities	258	209
Total liabilities	7,815	7,657
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 183,795,277 and 183,119,843 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	61	95
Retained earnings	2,336	2,266
Accumulated other comprehensive loss	(206)	(229)
Total stockholders' equity	2,193	2,134
Total liabilities and stockholders' equity	$10,008	$9,791

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2017 and 2016
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Net income	$177	$182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	49	48
Amortization expense	11	8
Amortization of deferred revenue	(16)	(16)
Employee stock-based compensation expense	6	11
Deferred income taxes	30	16
Gain on step acquisition of unconsolidated subsidiaries	(28)	—
Unrealized gains on economic hedges	(5)	(7)
Other, net	4	2
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	18	(5)
Other accounts receivable	5	1
Inventories	(16)	(25)
Other current and non-current assets	(85)	(82)
Other current and non-current liabilities	(92)	(70)
Trade accounts payable	19	81
Income taxes payable	20	53
Net cash provided by operating activities	97	197
Investing activities:
Acquisition of business	(1,548)	—
Cash acquired in step acquisition of unconsolidated subsidiaries	3	—
Purchase of property, plant and equipment	(16)	(27)
Purchase of intangible assets	(1)	—
Investment in unconsolidated subsidiaries	(1)	(6)
Proceeds from disposals of property, plant and equipment	1	1
Other, net	(7)	(8)
Net cash used in investing activities	(1,569)	(40)
Financing activities:
Repayment of senior unsecured notes	—	(500)
Repurchase of shares of common stock	(28)	(179)
Dividends paid	(97)	(90)
Tax withholdings related to net share settlements of certain stock awards	(30)	(31)
Proceeds from stock options exercised	17	7
Deferred financing charges paid	(1)	—
Capital lease payments	(3)	(2)
Net cash used in financing activities	(142)	(795)
Cash, cash equivalents, restricted cash and restricted cash equivalents — net change from:
Operating, investing and financing activities	(1,614)	(638)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	3	2
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,787	911
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$176	$275

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three Months Ended March 31, 2017 and 2016
(Unaudited, in millions)

	For the Three Months Ended March 31,
	2017	2016
Segment Results – Net sales
Beverage Concentrates	$294	$287
Packaged Beverages	1,118	1,097
Latin America Beverages	98	103
Net sales	$1,510	$1,487

	For the Three Months Ended March 31,
	2017	2016
Segment Results – SOP
Beverage Concentrates	$186	$187
Packaged Beverages	141	175
Latin America Beverages	11	15
Total SOP	338	377
Unallocated corporate costs	81	64
Other operating income, net	(28)	—
Income from operations	285	313
Interest expense, net	39	33
Other income, net	(2)	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$248	$281

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the three months ended March 31, 2017 and 2016, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and interest rate derivatives not designated as hedges in accordance with U.S. GAAP and certain items that are excluded for comparison to prior year periods, adjusted for the tax impact. Tax impact is determined based upon an approximate rate for each item. For the three months ended March 31, 2017, we excluded the impact of transaction and integration expenses associated with the Bai Brands Merger. For the three months ended March 31, 2016, there were no items other than mark-to-market excluded for comparison to prior year periods.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended March 31, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	2%	(5)%	2%
Impact of foreign currency	—%	—%	11%	—%
Net sales, as adjusted to currency neutral	2%	2%	6%	2%

	For the Three Months Ended March 31, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	(1)%	(19)%	(27)%	(10)%
Impact of foreign currency	—%	—%	7%	—%
SOP, as adjusted to currency neutral	(1)%	(19)%	(20)%	(10)%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2017	2016	Change
Net cash provided by operating activities	$97	$197	$(100)
Purchase of property, plant and equipment	(16)	(27)
Free Cash Flow	$81	$170	$(89)

RECONCILIATION OF CERTAIN REPORTED ITEMS TO NON-GAAP CORE MEASURES
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2017
	Reported	Mark to Market	Transaction & Integration Expenses	Total Adjustments	Core
Cost of sales	$607	$18	$—	$18	$625
Gross profit	903	(18)	—	(18)	885
Gross margin	59.8%	(1.2)%	—	(1.2)%	58.6%
Selling, general and administrative expenses	$621	$(14)	$(19)	$(33)	$588
Income from operations	285	(4)	19	15	300
Operating margin	18.9%	(0.3)%	1.3%	1.0%	19.9%
Interest expense	$40	$1	$—	$1	$41
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	248	(5)	19	14	262
Provision for income taxes	71	(2)	7	5	76
Effective tax rate	28.6%	(0.2)%	0.6%	0.4%	29.0%
Net income	$177	$(3)	$12	$9	$186

	Reported EPS				Core EPS
Diluted earnings per common share	$0.96	$(0.02)	$0.07	$0.05	$1.01
FX Translation					$—
Currency Neutral Core EPS					$1.01

RECONCILIATION OF CERTAIN REPORTED ITEMS TO NON-GAAP CORE MEASURES - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2016
	Reported	Mark to Market	Core
Cost of sales	$602	$3	$605
Gross profit	$885	$(3)	$882
Gross margin	59.5%	(0.2)%	59.3%
Selling, general and administrative expenses	$546	$4	$550
Income from operations	$313	$(7)	$306
Operating margin	21.0%	(0.4)%	20.6%
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$281	$(7)	$274
Provision for income taxes	$99	$(2)	$97
Effective tax rate	35.2%	0.2%	35.4%
Net income	$182	$(5)	$177

	Reported EPS		Core EPS
Diluted earnings per common share	$0.96	$(0.02)	$0.94